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                    December 28, 2021

       Alex Genin
       President
       First Capital International, Inc.
       5829 W Sam Houston Pkwy N, Suite 405
       Houston, Texas 77041

                                                        Re: First Capital
International, Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 10-12G
                                                            Filed December 22,
2021
                                                            File No. 000-26271

       Dear Mr. Genin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Robert Axelrod, Esq.